UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2007

DIGITAL ANGEL CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	1-15177	52-1233960
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 Villaume Avenue, South St. Paul, Minnesota	55075
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 455-1621

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 9, 2007, Digital Angel Corporation, a Delaware Corporation (“Digital Angel”) and Applied Digital Solutions, Inc., a Delaware corporation (“Applied Digital”), which owns 55.0% of Digital Angel, issued a joint press release announcing the signing of an Agreement and Plan of Reorganization (the “Merger Agreement”) by and among Digital Angel, Applied Digital and Digital Angel Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Applied Digital (the “Acquisition Subsidiary”), pursuant to which the Acquisition Subsidiary will be merged with and into Digital Angel, with Digital Angel surviving and becoming a wholly-owned subsidiary of Applied Digital (the “Merger”).

Upon the consummation of the Merger, each outstanding share of Digital Angel’s common stock not currently owned by Applied Digital (or its affiliates) will be converted into 1.4 shares of common stock of Applied Digital. This amount represents a value for Digital Angel common stock of $.005 par value per share, representing a premium of approximately 21% over the average closing price of Digital Angel and Applied Digital’s stock as of the previous twenty trading days ending on August 7, 2007.

Each of the boards of directors of Digital Angel and Applied Digital unanimously approved the Merger Agreement, based on the unanimous recommendation of the special committee of independent directors of the applicable company.

Consummation of the transaction remains subject to customary conditions, including the approval of the issuance of shares in connection with the merger by the stockholders of Applied Digital, approval of the agreement by a majority of the stockholders of Digital Angel and by a majority of the minority stockholders of Digital Angel and a registration statement being declared effective by the Securities and Exchange Commission.

The parties have made customary representations and warranties in the Merger Agreement and agreed to certain customary covenants, including covenants regarding operation of the businesses of the companies and their subsidiaries prior to the closing.

The Merger Agreement contains certain termination rights for each of Digital Angel and Applied Digital and further provides that, upon termination of the Merger Agreement under specified circumstances, either Digital Angel or Applied Digital may be required to pay an expense reimbursement of up to $750,000.

A copy of the Merger Agreement is attached as Exhibit 2.4 to this Current Report on Form 8-K. The description of certain terms of the Merger Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Merger Agreement.

Additional Information and Where to Find It

In connection with the Merger, Applied Digital intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will contain a Joint Proxy Statement/Prospectus of Applied Digital and Digital Angel. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully when they become available because they will contain important information about Digital Angel, Applied Digital and the proposed transaction. The Joint Proxy Statement/Prospectus and other relevant materials (when they become available), and any other documents filed with the SEC, may be obtained free of charge at the SEC’s web site (www.sec.gov). In addition, investors and security holders may obtain a free copy of other documents filed by Digital Angel or Applied Digital by directing a written request, as appropriate, to Digital Angel at 490 Villaume Avenue, South St. Paul, Minnesota 55075, Attention: Investor Relations or to Applied Digital at 1690 South Congress Avenue, Suite 200 Delray Beach, Florida 33445, Attention: Investor Relations. Investors and security holders are urged to read the Joint Proxy Statement/Prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Digital Angel, Applied Digital and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the Joint Proxy Statement/Prospectus referred to above. Additional information regarding the directors and executive officers of Digital Angel is also included in Digital Angel’s Form 10-K/A which was filed with the SEC on April 30, 2007. Additional information regarding the directors and executive officers of Applied Digital is also included in Applied Digital’s proxy statement (Form DEF 14A) for the 2007 annual meeting of the Company’s stockholders, which was filed with the SEC on May 4, 2007. These documents are available free of charge at the SEC’s website (www.sec.gov) and by contacting Investor Relations at the addresses above.

Item 8.01 Other Events.

On August 9, 2007, Applied Digital and Digital Angel issued a joint press release announcing that they had entered into the Merger Agreement. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.4	Agreement and Plan of Reorganization dated August 8, 2007, among Digital Angel Corporation, Applied Digital Solutions, Inc., and Digital Angel Acquisition Corp.

99.1	Joint Press Release of Applied Digital Solutions, Inc. and Digital Angel Corporation dated August 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION

 Dated August 9, 2007

By: /s/ Lorraine M. Breece
Name: Lorraine M. Breece
Title: Vice President and Acting Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 2.4	Agreement and Plan of Reorganization dated August 8, 2007, among Digital Angel Corporation, Applied Digital Solutions, Inc., and Digital Angel Acquisition Corp.

Exhibit 99.1	Joint Press Release of Applied Digital Solutions, Inc. and Digital Angel Corporation dated August 9, 2007.